Exhibit 10.13

****CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT****

BIOPHARMACEUTICAL DEVELOPMENT AND

MANUFACTURING SERVICES AGREEMENT

This BIOPHARMACEUTICAL DEVELOPMENT AND MANUFACTURING SERVICES AGREEMENT, effective as of this 16th day of August, 2006 (the “Effective Date”), between Lpath, Inc., a Delaware corporation (“Customer”), having its principal place of business at 6335 Ferris Square, San Diego, CA 92121 and LAUREATE PHARMA, INC., a Delaware corporation (“Laureate”), having a principal place of business at 201 College Road East, Princeton, NJ 08540, (each a “Party”, collectively the “Parties”).

W I T N E S S E T H:

WHEREAS, Laureate provides a full range of bioprocessing services to the biopharmaceutical industry, including cell line development, process development, protein production, cell culture, protein purification, bioanalytical chemistry, aseptic filling, and QC testing.

WHEREAS, Customer desires Laureate to perform services in accordance with the terms of this Agreement and the Scope (as hereinafter defined) related to the technology transfer and cGMP production and purification of a recombinant monoclonal antibody, produced by their corresponding cell line, and Laureate desires to perform such services.

NOW, THEREFORE, in consideration of the above statements and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto agree as follows:

Section 1.  Definitions. Terms defined elsewhere in this Agreement shall have the meanings set forth therein for all purposes of this Agreement unless otherwise specified to the contrary.  The following terms shall have the meaning set forth below in this Section 1:

1.1           “Affiliate(s)” for purposes of this Agreement shall mean any person, firm, trust, partnership, corporation, company, or other entity or combination thereof which directly or indirectly: (i) controls a Party; (ii) is controlled by a Party; or (iii) is under common control with a Party.  As used in this definition, the terms “control” and “controlled” shall mean ownership of fifty percent (50%) or more (including ownership by trusts with substantially the same beneficial interests) of the voting and equity rights of such person, firm, trust, partnership, corporation, company, or other entity or combination thereof or the power to direct the management of such person, firm, trust, corporation, or other entity or combination thereof.

1.2           “Agreement” means this document as signed by the Parties, including the Scope and any referenced appendix and any amendments and additions to this document.

1.3           “Assumptions” shall have the meaning as set forth in Section 8(b).

1.4           “Batch” means a number of vials each filled at the same time with the same Lot or a group of Lots of Drug Product.

1.5           “Batch Record” means a manufacturing record for a Batch generated by Laureate and approved by Customer made concurrently with the performance of each step of the production, purification, and aseptic filling process for the Drug Substance such that successive steps in such processes may be traced.

1.6           “Cell Line” means the Chinese Hamster Ovary (CHO) cell line that has been designed and engineered to produce the corresponding monoclonal antibody product as shown in Appendix 1, supplied by Customer to Laureate, particulars of which are set out in the Scope.

1.7           “Certificate of Analysis” means a document containing the name, description, and intended purpose of a chemical or biological material, instructions for proper use and storage of the chemical or biological material, and any other technical information deemed necessary for its proper use.

1.8           “Claim” shall have the meaning set forth in Section 17(a).

1.9           “Contaminants” shall have the meaning set forth in Section 17(c).

1.10         “Customer Confidential Information” means any information, business, technical, or financial data confidential or proprietary to Customer, including Customer Know-How, that (i) concerns the Cell Line, Drug Substance, or Drug Product and is supplied by Customer to Laureate or (ii) directly and solely relates to the Cell Line, Drug Substance, or Drug Product that becomes known to Laureate (other than from Customer) during the course of performing the Program (other than the Process).

1.11         “Customer Know How” means any and all scientific, technical, and other information relating to the Cell Line, Drug Substance, or Drug Product known to Customer from time-to-time, other than Laureate Confidential Information.

1.12         “Drug Product” means the final dosage form pharmaceutical medicine containing Drug Substance that Customer or its Affiliates will use for clinical trials.

1.13         “Drug Substance” is the monoclonal antibody protein, described in Appendix 1, produced and purified using the Cell Line and the Process.

1.14         “Facility” means Laureate’s manufacturing facility located at 201 College Road East, Princeton, NJ 08540.

1.15         “Filled Product” means vials filled with Drug Product from an identified Lot or Lots that are in a form ready for release and shipment from the Facility.

1.16         “Filling Components” means vials, stoppers, and crimps used for an aseptic fill of the Drug Substance to produce the Drug Product.

1.17         “Good Manufacturing Practices” or “GMP” or “cGMP” means current good manufacturing practices, as specified in regulations promulgated from time to time by the FDA for the manufacture and testing of pharmaceutical products.  Laureate’s operational quality standards are defined in internal cGMP policy documents and are based on Laureate’s current interpretation of cGMP.

1.18         “Laureate Confidential Information” means any information, business, technical, or financial data confidential or proprietary to Laureate, including, but not limited to, Laureate’s production, purification, and aseptic filling process and techniques and Laureate Know How, not known to Customer and supplied by Laureate to Customer.

1.19         “Laureate Group” shall have the meaning set forth in Section 17(b).

1.20         “Laureate Know How” means all scientific, technical, and other information proprietary to Laureate relating to the Process, and includes any information, enhancements, or improvements generated as a result of performing the Program, but excluding Customer Confidential Information.

1.21         “Laureate SOP” means the written standard operating procedures and methods of Laureate, as the same may be amended, in Laureate’s sole discretion, from time to time.

1.22         “Loss” shall have the meaning set forth in Section 17(a).

1.23         “Lot” means the Drug Substance produced in a single production, which may be contained in one or more containers thereof.

1.24         “Materials” means Cell Lines, expression plasmid, raw materials, reference standards, and/or any other substances to be provided by Customer to Laureate in order to undertake the Program as specified in the Scope and Appendix 2 to this Agreement.

1.25         “Media Fill” means a fill of bacteriological growth media into vials for validation purposes.

1.26         “Modification” shall have the meaning set forth in Section 8(a).

1.27         “Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust or joint venture, or a governmental agency or political subdivision thereof.

1.28         “Process” means the proprietary production methods and purification processes used by Laureate for the manufacture of Drug Substance and Drug Product from the Cell Line, including any modifications, enhancements or improvements that may be made thereto from time-to-time.

1.29         “Process Consumables” means media, raw materials, filters, membranes, disposable analytical test kits, tubing, filling needles, disposable bags, disposable glass/plasticware, cleaning supplies, and other changeover parts consumed during the manufacture of Drug Substance or Drug Product.

1.30         “Process Invention” means any invention or discovery, whether or not patentable, relating to the Process discovered or developed by or on behalf of Laureate in connection with the Program, provided that such invention or discovery is then applicable to an antibody product other than the antibody that is the Drug Substance.

1.31         “Product-Dedicated Equipment” means equipment such as chromatography columns and resins and filters and filter housings that will be used by Laureate solely for the manufacture of Drug Substance or Drug Products pursuant to this Agreement.

1.32         “Product Invention” means any invention or discovery, whether or not patentable, directly and solely related to Drug Product or Drug Substance (but excluding any Process Invention) discovered or made by or on behalf of Laureate, its employees, agents, consultants or contractors, exclusively as a result of performing the Program under this Agreement.

1.33         “Program” means the services to be performed by Laureate for Customer as described in the Scope.

1.34         “Quality Agreement” shall have the meaning set forth in Section 3(c).

***CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

1.35         “Scope” means the detailed scope-of-work documents attached hereto as Appendices 1 and 2.

1.36         “Specification” means the requirements for tests, analysis, test procedures, and acceptable test results with which Drug Substance and Materials, other raw materials, and excipients shall conform as set forth on Appendix 3, as amended from time-to-time by the Parties.

1.37         “Third Party” shall mean any Person other than (i) Customer, Laureate, and their respective Affiliates or (ii) any director, officer, employee, or agent of Customer, Laureate, or their respective Affiliates.

Section 2.  Scope of Work; Orders for Products.

(a)           A detailed Scope prepared by Laureate under Customer’s direction and approved by Customer is attached to this Agreement as Appendices 2 and 3, as may be amended from time to time by the Parties.  Laureate will perform the services for Customer in accordance with the Scope. The Scope will specify the Program design, information desired, estimated duration of the Program, and all other matters pertinent to completion of the Program, and will be deemed a part of this Agreement and is incorporated herein by reference.

(b)           Laureate consulted with Customer in developing the Program design in a manner consistent with Laureate’s current reasonable understanding of United States (the “US”) regulatory guidelines.  However, Laureate does not represent or warrant that the Program and/or the Program results will satisfy the requirements of any regulatory agencies at the time of submission of Program results to such agencies.  Notwithstanding the foregoing, in the event Laureate fails to provide Customer with any of the following deliverables:

(i)            an optimized producing cell line derived from the Cell Line, which cell line is stable and produces not less than *** of Drug Substance in a form suitable for subsequent purification into bulk, purified Drug Substance and formulation into Drug Product;

(ii)           a scalable, commercially reasonable bioreactor process for culturing the Cell Line to yield commercially reasonable quantities of Drug Substance; and

(iii)          a scalable purification process having a yield of  not less than *** of Drug Substance initially input into the purification process, which Drug Substance, once purified in accordance with such process, is suitable for production of Drug Product, or, if delivered, any such deliverable is not accepted by Customer within ten (10) business days after receipt from Laureate, then either Party will have the right to immediately terminate this Agreement, upon notice to the other without further obligation to each other.  Customer will be deemed to have accepted any deliverable provided by Laureate to Customer during the course of the Program unless Customer rejects such deliverable by so notifying Laureate within ten (10) business days after receipt of the deliverable from Laureate, and any such notice will include a reasonably detailed description of the basis for such rejection.  For purposes of this Section 2(b), “commercially reasonable” shall mean those quantities or yield which the Parties determine in good faith to be sufficient given the results and circumstances at the time the deliverables were made.

(c)           Laureate’s performance of the Program will be based on the technical information provided to Laureate by Customer or by Third Parties on Customer’s behalf.  Laureate will use such technical information to prepare the documentations that will comprise the Program documents, such as scale up plans, Batch Records and Specifications.  As the Program documents are developed by Laureate, Laureate will offer Customer the opportunity to review and comment on such document prior to use by Laureate.  Such Program documents, and to the extent not included therein, Customer Confidential Information and Laureate Confidential Information, will form the sole basis upon which the Program will be implemented.  It is understood and agreed that the implementation of the Program according to Customer’s instructions and the Program documents may not result in any specific quantity or quality of Drug Product or Drug Substance.

(d)           In addition to routine Program meetings, a senior representative from each Party shall meet on an occasional basis, but not less than monthly or at such other interval as the Parties agree in writing, the first meeting being no later than two (2) weeks from the Effective Date, to review progress of the Program relative to the Scope and to agree on any necessary changes to the Scope, it being understood, however, than any change to the Scope or to tasks to be performed pursuant to the Program must be made pursuant to a Change Order (defined below) as set forth in Section 8.  Laureate’s representative at such meetings shall be the Program Manager (as defined below in Section 3(b)), and Customer’s representative will be its Customer Representative (as defined below in Section 3(b)).   Such meetings shall be at the Facility or such other location as the Parties agree, although Customer shall have the right to direct that any such meeting take place telephonically.

(e)           Customer hereby grants Laureate a non-exclusive, royalty-free sub-license to use Materials solely to produce Drug Substance and Drug Product in accordance with carrying out its obligations under this Agreement.

Section 3.  Program Performance.

(a)           Laureate shall perform the Program as provided in the Scope, as it may be modified as provided herein, at its Facility using commercially reasonable efforts and employing staff having appropriate training and skill necessary to complete the Program, in accordance with the terms of this Agreement. Laureate will maintain an appropriate, secure work site for conducting the Program in its Facility.  Laureate will cause its research team performing the Program to keep detailed contemporaneous records and data in connection with the Scope, and to prepare reports detailing work to date, which will be furnished to Customer in a timely manner in accordance with the Scope or as otherwise agreed between the Parties.  Any Laureate personnel working on the Program will be obligated under his/her terms and conditions of employment to (i) assign his/her entire worldwide right, title, and interest in and to any discovery, invention, improvement, or technological advance, including any Process Invention or Product Invention, and any associated intellectual property, to Laureate, and (ii) comply at all times with the confidentiality obligations imposed on Laureate under this Agreement.  In the event of any conflict between the terms and provisions of this document and the Scope, the terms of this document shall control.

(b)           Laureate will appoint a Laureate representative (the “Program Manager”) to be responsible for the completion of the Program by Laureate.  The Program Manager will coordinate performance of the Program with a representative designated by Customer (the “Customer Representative”), which representative shall have responsibility over all matters relating to performance of the Program on behalf of Customer.  Unless otherwise agreed in the Scope, or mutually agreed to by the Parties, all communications between Laureate and Customer regarding the conduct of the Program pursuant to the Scope shall be addressed to or routed through the Program Manager and Customer Representative.  Laureate may, at its option and upon notice to and after consultation with Customer, substitute the Program Manager during the course of the Program.  Customer may, at its option and upon notice to Laureate, substitute its Customer Representative during the course of the Program.

(c)           Within thirty (30) days after the Effective Date, or such longer period as the Parties agree in writing, and prior to Laureate commencing the Program in any event, the Parties will prepare a detailed document (“Quality Agreement”) specifying the quality and regulatory procedures and responsibilities of the Parties hereunder with respect to the manufacture of Drug Substance and Drug Product.

(d)           Customer’s representatives may visit the Facility at appropriate times consistent with the Program to observe the progress of the Program or to audit the Program, subject to the limitations provided in Appendix 6 to this Agreement.

(e)           During the term of the Program, Laureate will maintain a commercially reasonable program consistent with standard industry practice and/or applicable cGMP to regularly monitor and test the Facility, and undertake such precautions and procedures as are commercially reasonable so as to minimize the risks of contamination from or to the Facilities and/or Materials as well as any damage that occur in the event of an incident of contamination.  Upon reasonable prior request and during business hours, Laureate will provide access to Customer, in accordance with the terms set forth in Appendix 6, to review documentation detailing the procedures and testing used by Laureate for such purposes.  In the event Laureate becomes aware of any incident of contamination at the Facility that could have an impact on the Program, Laureate will (i) immediately implement such commercially reasonably steps as are necessary to minimize and mitigate damage to the Facility, Materials, and Third Party property that may then be present in the Facility and (ii) so notify Customer within two (2) business days after the date Laureate becomes aware of the contamination.

Section 4.  Program Materials.

(a)           Customer will provide Laureate with sufficient amounts of Cell Line, reference standards, or other substances with which to perform the Program as specified in the Scope, as well as all documentation and such other data as may be necessary to apprise Laureate of the stability of the Materials, process characteristics, proper storage, and manufacturing and safety requirements, including, without limitation, a certificate of analysis relating to the Cell Line and reference standards as specified in Appendix 4.  Any Product-Dedicated Equipment provided to Laureate by Customer shall be in good operating condition and free from all material defects.  Laureate will maintain within its sole possession and control any Cell Line and biological material derived therefrom (for example, nucleic acids such as expression vectors, genes encoding the Drug Substance, etc.), as well as any cell line derived therefrom by Laureate for production of Drug Substance pursuant to the Program.  Notwithstanding anything to the contrary herein, except for the purpose of carrying out the activities specified in the Scope, Laureate will not for its own account or for the benefit of a Third Party propagate, culture, express, produce, distribute, dispose of, transfer, or sell any Cell Line or Material for any purpose whatsoever without the prior written consent of Customer.

(b)           Laureate shall procure the Materials, Filling Components, and Process Consumables for use in the Program and each manufacturing run. By written notice to Laureate, Customer may procure certain Filling Components specified in the Scope, such as media, resins, vials, overseals, or stoppers.

(c)           Laureate shall identify to Customer such Product-Dedicated Equipment as may be required, including recommended vendors, quantities, and such other information as needed by Customer in order to procure Product-Dedicated Equipment required by Laureate to perform the Program.  Upon   Customer’s authorization, Laureate may procure the Product-Dedicated Equipment and pass through the costs to Customer consistent with Section 7, provided that Customer has approved in writing in advance Laureate’s purchase thereof. By written notice to Laureate, Customer may procure certain Product-Dedicated Equipment for use in the Program at its own expense.

(d)           Upon completion of the Program, (i) the Product-Dedicated Equipment will be returned to the Customer, at the Customer’s expense, and (ii) any remaining samples of the Materials or other substances, documentation, or data provided to Laureate will be returned to the Customer or retained by Laureate in compliance with applicable regulatory requirements or destroyed/disposed of by Laureate under written authorization from Customer.

Section 5.  Use of Subcontractors.

(a)           Laureate reserves the right to employ subcontractors from time-to-time to undertake certain activities related to the Program, provided that in any such event, Customer shall have the right, itself or through a third party contractor of Customer that is reasonably acceptable to Laureate, to perform such activities.  All Laureate subcontractors will be pre-approved by Customer and will be held under obligations of confidentiality consistent with Section 9 of this Agreement.  A list of known and approved subcontractors is provided in Appendix 5 to this Agreement.

(b)           Neither Laureate nor Customer will be held responsible or liable for the performance of any pre-approved subcontractor used for the Program or for any costs, expenses, damage or loss of any nature, whether direct or consequential occasioned by the performance of or failure to perform the subcontracted services.

(c)           Laureate will not be held responsible or liable for the performance of any Third Party retained by Customer to perform services related to the Program, including, without limitation, distributors, consultants, and testing entities.

Section 6.  Compliance with Government Regulations.

(a)           Laureate will perform the Program in accordance with the Scope.  Subject to Section 6(b), below, Laureate will also comply in all material respects with applicable government regulatory requirements concerning cGMP appropriate to the Program.

(b)           Should such government regulatory requirements concerning cGMP and applicable to the Program be changed, Laureate will make every reasonable effort to comply in all material respects with the new requirements.  In the event that compliance with such new regulatory requirements necessitates, in the sole discretion of Laureate, a change in the Scope or the Program or the cost of the services provided by Laureate, pursuant to Section 8, below, Laureate will submit to Customer a revised technical and cost proposal for Customer’s acceptance.  Unless the Parties agree to a revised Scope or Program or cost structure, as the case may be, Laureate will not be obligated to continue to perform the existing Program, and either Party shall have the right to immediately terminate this Agreement upon notice to the other Party; thereafter, neither Party shall have any further obligation with each other.

(c)           In the event of a conflict in government regulations, Customer will designate, in writing, which regulations shall be followed by Laureate in its performance of the Program and shall hold Laureate harmless for following such written designation.

Section 7.  Compensation.

(a)           Subject to the terms of this Agreement, Laureate shall be paid the development and service fees listed on Appendix 7 (the “ Service Fees”) to perform the services set forth on Appendix 3, which Service Fees shall be subject to increase in accordance with the provisions of Section 8, and Customer shall pay Laureate such fees in accordance with the payment schedule set forth on Appendix 7.  Laureate will invoice Customer for Product-Dedicated Equipment purchased for the Program, provided

***CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

Customer pre-approves such purchases in writing.  An administrative fee equal to ten percent (10%) of Laureate’s actual cost of Product Dedicated Equipment purchased for the Program will be added to Product-Dedicated Equipment invoices.  Payments are due thirty (30) days from the date of invoice, except that the Service Fees’ payments are due at the times indicated on Appendix 7.  Late payments are subject to an interest charge of one percent (1%) per month.

(b)           As *** to have ***of the Drug Substance and Drug Product paid by Customer, *** with a ***, which *** shall be  ***.  The foregoing *** shall not apply to any ***, including, but not limited to, those ***.

Section 8.  Change Orders.

(a)           The Service Fees are subject to a number of specific and general assumptions.  The specific assumptions relate to the Scope and Program design and objectives, timing, capital expenditure requirements, if any, and other matters relating to the completion of the Program as set forth in the Scope (the “Program Assumptions”).  Laureate also assumes that the Customer will cooperate and perform its obligations under the Agreement and Scope in a timely manner, that no event outside the control of Laureate will occur, including, without limitation, the events described in Section 21, and that there are no material changes during the term of the Agreement to any applicable laws, rules, or regulations that affect the Program (the foregoing assumptions together with the Program Assumptions, collectively, the “Assumptions”).  In the event that any of the Assumptions require modification or a deliverable listed in Section 2(b), above or Appendix 3, below, cannot be delivered based on the Assumptions (each being a “Modification”), then, upon written mutual agreement, the Scope may be amended as provided in paragraph (b) of this Section 8.

(b)           In the event a Modification is identified by the Customer or by Laureate, the identifying Party shall notify the other Party as soon as is reasonably possible.  Laureate shall use reasonable efforts to provide the Customer with a change order containing an estimate of the required adjustments to the Service Fees within ten (10) business days of receiving or delivering such notice (the “Change Order”).  Laureate agrees to refrain from performing that aspect of the Program pertaining to a Change Order until Customer approves the Change Order. Customer shall use its best efforts to respond in writing to such Change Order promptly, with the understanding that if Customer does not approve a Change Order in writing within ten (10) business days of its receipt from Laureate, Customer shall be deemed to have disapproved of the Change Order.  If Customer does not approve such Change Order and has not terminated this Agreement and the Program in accordance with Section 23 but wants the Program to be modified to take into account the Modification, then Customer and Laureate shall use commercially reasonable efforts to agree on a Change Order that is mutually acceptable, during which time, if practicable under such circumstances, Laureate may, in its discretion, continue to work on the Program, but Laureate shall not be obligated to continue to work on the Program during any such negotiations.  Laureate shall not commence work with respect to a Change Order unless authorized to do so in writing by Customer.  Any disagreement between the Parties concerning a Change Order (including, without limitation, the failure of the Parties to agree upon a mutually acceptable Change Order) shall be addressed in accordance with the dispute-resolution procedures set forth in Section 16(a) hereof; provided, however, that if the Parties are unable to ultimately agree on the Change Order, either Party shall have the right to immediately terminate this Agreement upon notice.  If this Agreement is terminated for failure of the Parties to agree to a Change Order, (i) ***, as set forth in Section ***; and (ii) ***.

Section 9.  Confidential Information/Legal Proceedings.

(a)           Laureate will not disclose, without Customer’s written permission, Customer Confidential Information unless such disclosure:  (i) is to an Affiliate of Laureate that is under a similar obligation to keep such information confidential; (ii) is to a subcontractor that has been pre-approved by Customer and that is under a similar obligation to keep such information confidential; (iii) is or becomes publicly available other than as a result of a breach of this Agreement by Laureate; (iv) is disclosed by a Third Party which Laureate reasonably believes is entitled to disclose it without restriction; (v) is already known to Laureate as shown by its prior written records; (vi) is independently developed by Laureate without the use of Customer Confidential Information or (vii) is required by any law, rule, regulation, order decision, decree, subpoena or other legal process to be disclosed.  If such disclosure is requested by legal process, Laureate will make all reasonable efforts to notify Customer of this request promptly prior to any disclosure to permit Customer to oppose such disclosure by appropriate legal action.

(b)           Customer will not disclose, without Laureate’s written permission, Laureate Confidential Information unless such disclosure:  (i) is to an Affiliate of Customer that is under a similar obligation to keep such information confidential; (ii) is or becomes publicly available other than as a result of a breach of this Agreement by Customer; (iii) is disclosed by a Third Party which Customer reasonably believes is entitled to disclose it without restriction; (iv) is already known to Customer as shown by its prior written records; (v) is independently developed by Customer without the use of Laureate Confidential Information (including Laureate Know-How) or (vi) is required by any law, rule, regulation, order decision, decree, subpoena or other legal process to be disclosed.  If such disclosure is requested by legal process, Customer will make all reasonable efforts to notify Laureate of this request promptly prior to any disclosure to permit Laureate to oppose such disclosure by appropriate legal action.

(c)           Laureate will not transfer any Materials without Customer’s written permission to any Third Party unless such transfer is to a pre-approved subcontractor and is consistent with the Program.

(d)           If Laureate shall be obliged to provide testimony or records regarding the Program in any legal or administrative proceeding, then Customer shall reimburse Laureate for its reasonable out-of-pocket costs plus a reasonable hourly fee for its employees or representatives at Laureate’s standard commercial rates.

Section 10.  Work Product.

(a)           All work outputs (e.g., reports) will be prepared on Laureate’s standard format unless otherwise specified in the Scope.

(b)           Periodically during performance of the Program and at the conclusion thereof, Laureate will provide at no additional cost to Customer the biological materials, data, information, and reports listed in the Scope (collectively, the “Laureate Deliverables”).

Section 11.  Inventions; Patents; License.

(a)           Laureate shall promptly notify Customer of any Product Invention made by or on behalf of Laureate in the course of performing the Program. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Laureate hereby assigns to Customer, and Customer hereby accepts, Laureate’s entire worldwide right, title, and interest in and to any Product Invention.  If Customer requests, at Customer’s expense, Laureate will, or cause those of its employees, consultants, or other personnel to execute any and all applications, assignments, or other instruments, and, if necessary, to give testimony which shall be necessary to apply for and obtain Letters of Patent of the U.S. or of any foreign country with respect to the Product Invention.  If, in the exercise of its reasonable business judgment, Laureate believes that any request made by Customer pursuant to this Section 11(a) is likely to require more than one (1) man-hour of effort in order to comply, Laureate shall so inform Customer, and if Customer requests Laureate to proceed and such efforts do exceed more than one (1) man-hour in the

***CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

particular instance, Customer agrees to promptly reimburse Laureate for those documented man-hours expended in excess of one (1) man-hour, at the rate of *** per hour or portion thereof.  Notwithstanding the foregoing, with respect to the giving of testimony, court appearances, and the like, at Customer’s request, Customer agrees to promptly reimburse Laureate on an hourly basis at the rate of *** per hour or portion thereof, up to a maximum of eight (8) hours per business day, in addition to reimbursement for all documented, reasonable expenses associated with such testimony or appearance, including meals, lodging, and travel-related expenses.

(b)           Notwithstanding anything to the contrary herein, Laureate shall (i) retain all rights to any inventions, enhancements, improvements, or modifications relating to the Process, manufacturing methods, and processes, including any production, purification, and aseptic filling process, owned or controlled by Laureate as of the Effective Date, and (ii) own all rights in and to any Process Inventions and all Laureate Confidential Information, or any improvements, modifications, or enhancements thereto.

(c)           Customer acknowledges that the Process, Process Inventions, and Laureate Confidential Information are vested in Laureate and that Customer shall not at any time have any right, title, or interest in or to the Process, Process Inventions, Laureate Confidential Information, or any other intellectual property rights relating to the Process, and any improvement, enhancements, or modifications to the Process, except as provided in Section 11(e), below.

(d)           Laureate reserves the right to utilize data generated during the course of the Program to support applications, assignments, or other instruments necessary to apply for and obtain Letters of Patent of the U.S. or of any foreign country with respect to Process Inventions.

(e)           Subject to Customer’s payment of Service Fees associated with cell line development, bioreactor process development, and/or purification process development in accordance with Program, Laureate hereby grants to Customer, and Customer hereby accepts, a royalty-free, fully paid-up, irrevocable worldwide non-exclusive license, including the rights to assign such licenses to Customer’s Affiliates, successors, and permitted assigns and to grant and authorize sublicenses under such license, to practice the Process (to the extent then developed) and Process Inventions for the sole purpose of making and have made Drug Product or Drug Substance for Customer, provided that Customer obtains Laureate’s prior written consent for any sublicense to Third Parties, which consent shall not be unreasonably withheld, provided, however, that such consent shall not be required in the event Customer grants a sublicense hereunder to a Third Party in connection with the further clinical development and commercialization of Drug Product or Drug Substance, provided that any such Third Party is not engaged primarily in the business of contract manufacturing of biological products for third parties and Customer provides prompt notification to Laureate along with a copy of the executed sublicense agreement.

(f)            Any technology transfer or additional documentations or reports not covered within the Scope shall be at Customer’s sole cost and expense.  Subject to the reasonable requirements of its business and at Customer’s expense, and provided that a license as set forth in Section 11(e) has come into effect, during the term of this Agreement and thereafter Laureate agrees to provide such technical assistance as may be reasonably requested by Customer in connection with establishing and utilizing the Process, or a portion thereof, at a facility owned by or contracted to Customer.  Laureate will provide such assistance at its then current rates for such services, and Customer will promptly pay Laureate for any such services so requested and rendered, in addition to reimbursing Laureate for all documented, reasonable out-of-pocket expenses incurred by Laureate in rendering such services, including meals, lodging, and travel-related expenses for Laureate personnel providing such services.

Section 12.  Independent Contractor. Laureate shall perform the Program as an independent contractor of Customer, and shall have complete and exclusive control over its Facility, equipment, employees, and

***CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

agents.  Nothing in this Agreement or other arrangements for which it is made shall constitute Laureate, or anyone furnished or used by Laureate in the performance of the Program, as an employee, joint venture, partner, or servant of Customer.  Laureate also agrees that it shall not have any rights to receive any employee benefits such as health insurance and accident insurance, sick leave, or vacation as are in effect generally for employees of Customer.  Laureate will not enter into any agreements or incur obligations on behalf of Customer nor commit Customer in any other manner without prior written consent from a duly authorized officer or representative of Customer.

Section 13.  Insurance.

(a)           Laureate agrees to maintain (i) workers’ compensation insurance, to the extent required by law in the state of Laureate’s incorporation or location of the Facility; (ii) business interruption insurance having policy limits that are commercially reasonable given Laureate’s business of providing Program-related services; and (iii) a standard property insurance policy covering the Drug Product, Drug Substance, and Materials while under control and care of Laureate during the term of this Agreement, including the replacement cost of Drug Product, Drug Substance, and/or Materials.

(b)           Additionally, each of Laureate and Customer agrees to maintain general liability insurance including coverage for bodily injury, death, and property damage in the amount of *** Dollars (US$***) per occurrence and *** Dollars (US$***) in the aggregate, during the term of this Agreement.  At such time as Customer begins to administer Drug Substance or Drug Product to humans, and for so long as Customer is conducting a human clinical trial in respect of the Drug Substance or Drug Product, Customer agrees to maintain general liability insurance, including bodily injury, death, property damage, and product liability coverage, in the amount of *** Dollars (US$***) per occurrence and *** Dollars (US$***) in the aggregate, and to name Laureate as an additional insured under such policy at no cost to Laureate.  In addition to the foregoing, Customer agrees that it will maintain workers’ compensation insurance applicable to those of its employees who will be working at the Facility.

(c)           Customer further agrees to provide Laureate with a certificate(s) of insurance issued to Customer for an insurance policy or policies directed to the aforementioned insurance coverage, that names Laureate as an additional insured.

(d)           Once Drug Product is received by Customer’s shipping agent at Facility, Customer acknowledges that it shall bear all risk of loss, destabilization, alteration, or contamination of the Drug Product or Materials due to any and all causes or hazards unless Laureate is found to be grossly negligent or have engaged in intentional misconduct, as well as risks associated with patent or other intellectual property rights of Third Parties alleged to have been infringed by the manufacture, use, importation, or sale of the Drug Product or Materials by Laureate, provided that such allegations relate only to Materials, Customer Confidential Information, or Customer Know How and not to the use of Laureate Confidential Information or the exercise of rights granted under Section 11(e), above.

Section 14.  Shipping.  Laureate shall package for shipment Drug Substance, Drug Product, samples, or other Materials in accordance with Customer’s written instructions and at the Customer’s expense.  All shipments will be F.C.A. (Incoterms 2000), Facility, and Customer shall bear all packaging, shipping, and insurance charges as per Appendix 8.  Delivery of Drug Substance, samples, or other materials by Laureate shall be deemed to have taken place upon delivery to carrier at the Facility.  Title and risk of loss shall transfer to Customer on transfer to carrier at the Facility.  Laureate shall accept no liability or responsibility and risk associated with failure of Filled Products to meet Specifications once this transfer has occurred, provided that such failure is not attributable to acts or omissions of Laureate that occurred prior to such transfer.  Laureate shall retain representative samples of Drug Product and Filled Products for record keeping, testing, and regulatory purposes.

Section 15.  Default.

(a)           Notwithstanding anything to the contrary herein, if Laureate is in default of a material obligation under this Agreement (“Default”), then Customer shall promptly notify Laureate in writing of any such Default.   Laureate shall have a period of forty-five (45) days from the date of receipt of such notice within which to cure such Default, provided that if such Default renders further performance of the Program commercially impracticable or invalid, then Laureate shall, at Customer’s option, either (1) repeat the Program at Laureate’s cost within a time period mutually agreed to by Laureate and Customer or (2) refund the Service Fees paid by Customer.  If Laureate shall fail to cure such Default within the specified cure period or repeat the Program, as the case may be, then this Agreement shall, at Customer’s option, immediately terminate upon notice by Customer to Laureate to such effect, without further obligation to Laureate.  In the event of such termination, Customer’s sole remedy shall be, in the case where such Default has not rendered completion of the Program commercially impracticable, a reduction in the Service Fees in an amount equal to the difference between (1) the Service Fees paid by Customer for that aspect of the program and (2) the value of the work properly performed, as documented by Laureate in meeting minutes, time sheets, and such other documentation as manintained by Laureate for the purpose of tracking Program-related expenses.

(b)           Notwithstanding anything to the contrary herein, if Customer is in default of a material obligation under this Agreement, Laureate shall promptly notify Customer in writing of any such default.  Customer shall have a period of forty-five (45) days from the date of receipt of such notice within which to cure such default, provided that if Customer fails to cure such breach within the specified cure period, this Agreement shall, at Laureate’s option, immediately terminate upon notice by Laureate to Customer to such effect.  Notwithstanding the cure period specified in the preceding sentence, if Customer fails to make any payment to Laureate within the time period specified in Section 7 and/or Appendix 7 attached hereto, Laureate may, in its discretion, suspend performance of the Program until Laureate receives such outstanding payment.

Section 16.  Dispute Resolution.

(a)           In the event any dispute shall arise between the Customer and Laureate with respect to any of the terms and conditions of this Agreement or the Program, then a senior executive of each of Customer and Laureate shall meet as promptly as practicable, but in no event within less than fifteen (15) business days, after notice of such dispute to attempt to resolve in good faith such dispute.

(b)           Except as otherwise provided in this Agreement, if senior executives of Customer and Laureate are unable to satisfactorily resolve a dispute, then such dispute shall be finally settled by binding arbitration in accordance with this Section 16.  The arbitration will be held in the State of New Jersey, and except as noted below, shall be conducted in accordance with the rules of the American Arbitration Association (or such successor organization) by one (1) arbitrator appointed by mutual agreement of the Parties, or if the Parties are unable to agree on an arbitrator within fifteen (15) business days of a Party requesting arbitration, by the American Arbitration Association (or such successor organization) upon receipt of a request by one of the Parties.  The arbitrator shall have no authority to vary from or ignore the terms of this Agreement and shall be bound by controlling law.  Finally, the Parties may seek judicial intervention for emergency relief, such as restraining orders and injunctions where appropriate.

(c)           Any decision by the arbitrator shall be final and binding upon the Parties, and may be entered as final judgment in any court having competent jurisdiction.  The cost of any arbitration proceeding shall be borne by the Parties as the arbitrator shall determine if the Parties have not otherwise agreed.  The arbitrator shall render his/her final decision in writing to the Parties.

***CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

Section 17.  Indemnification.

(a)           Laureate shall defend, indemnify, and hold harmless Customer and its Affiliates and their respective officers, directors, and employees for any loss, cost, damage, or expense (a “Loss”) arising from any lawsuit, action, claim, demand, assessment, or proceeding (a “Claim”) by a Third Party for (i) personal injury or property damage arising or occurring during the conduct of the Program as a result of Laureate’s negligence or intentional misconduct; (ii) the negligence or intentional misconduct or inaction of or breach by Laureate in the performance of its obligations under this Agreement; or (iii) Laureate’s breach of any of the representations or warranties contained in this Agreement; provided, however, that if such Loss or Claim arises in whole or in part from Customer’s negligence or intentional misconduct, then the amount of the Loss that Laureate shall indemnify Customer for pursuant to this Section 17 shall be reduced by an amount in proportion to the percentage of Customer’s responsibilities for such Loss.

(b)           Customer shall defend, indemnify, and hold harmless Laureate and its Affiliates and their respective officers, directors, employees, and agents (the “Laureate Group”) for any Loss arising from any Claim by a Third Party for (i) personal injury or property damage directly or indirectly caused by the Cell Line, Materials, Drug Product, or Drug Substance; (ii) the harmful or otherwise unsafe effect of the Drug Product or Drug Substance resulting from exposure thereto; (iii) the use, consumption, sale, distribution, or marketing of the Drug Substance or Drug Product; (iv) the negligence or intentional misconduct or inaction of or breach by Customer in the performance of its obligations under this Agreement; (v) the infringement of any patents or other intellectual property rights of any Third Party with respect to Laureate’s use of Materials, Customer Confidential Information, Customer Know How, Drug Substance, or Drug Product pursuant to performing the Program, provided that such infringement is not the result of Laureate’s use or practice of Laureate Confidential Information or a Laureate SOP, or (vi)  Customer’s breach of any of the representations, warranties, or covenants contained in this Agreement; provided, however, that if such Loss or Claim arises in whole or in part from Laureate’s negligence or intentional misconduct (including infringement Claim that is directly attributable to Laureate’s use of Laureate Confidential Information), then the amount of such Loss that Customer shall indemnify the Laureate Group for pursuant to this Section 17 shall be reduced by an amount in proportion to the percentage of Laureate’s responsibilities for such Loss.

(c)           Subject to the limitations set forth in Section 18(a), below, Laureate’s compliance with its obligations under Section 3(e), above, and to the extent not covered by worker’s compensation insurance carried by Laureate, which worker’s compensation insurance shall be primary, Customer agrees to assume responsibility for *** for which Laureate is otherwise uncompensated in the event that the handling of Cell Line, Materials, Drug Substance, or Drug Product on its premises, in accordance with Laureate SOP, the Scope, and the terms of this Agreement results in contamination of equipment, facilities, personnel, or Third Parties by an infectious agent (in any event, a “Contaminant”) in the Cell Line, Materials, Drug Substance, or Drug Product as received by Laureate from Customer, but only to the extent said Contaminant(s) have been conclusively determined to have arisen from the infectious agent.  Here, “infectious agent” refers to any (i) noxious, toxic, or corrosive agent, or (ii) any microbiological or viral agents of infection, including, but not limited, to bacteria, fungae, mycoplasmas, prions, and viruses detectable in accordance with GMP.  For purposes of this Section 17(c), *** shall be deemed to include ***.  To the extent that any contamination of equipment, facilities, personnel, or Third Parties is conclusively determined to be materially caused by Laureate’s negligent conduct (or that of a subcontractor retained by Laureate to perform one or more aspects of the Program), including a failure to follow GMP (if applicable) or Laureate SOP or the terms of this Agreement, then Laureate will assume full responsibility for any such direct damages and Customer shall have no obligation in this regard with respect to such contamination.

***CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

(d)           Upon receipt of notice of any Claim that may give rise to a right of indemnity from the other Party hereto, the Party seeking indemnification (the “Indemnified Party”) shall give written notice thereof to the other Party (the “Indemnifying Party”) of the Claim for indemnity within a time period that does not prejudice the rights of the Indemnifying Party to exercise its full rights to provide indemnification hereunder.  An obligation to defend, indemnify, and hold harmless shall include the right of subrogation with respect to any Claim for which indemnification is sought under this Agreement.  Such Claim for indemnity shall indicate the nature of the Claim and the basis therefore.  Promptly after a Claim is made for which the Indemnified Party seeks indemnity, the Indemnified Party shall permit the Indemnifying Party, at its option and expense, to assume the complete defense, including settlement, of such Claim; provided, however, that (i) the Indemnified Party will have the right to participate in the defense of any such Claim at its own cost and expense; (ii) the Indemnified Party may retain separate counsel at Indemnifying Party’s cost and expense if Indemnified Party shall have reasonably concluded, upon the advice of outside counsel, that there is a conflict of interest between the Indemnified Party and the Indemnifying Party; (iii) the Indemnifying Party will conduct the defense of any such Claim with due regard for the business interests and potential related liabilities of the Indemnified Party; and (iv) the Indemnifying Party will, prior to making any settlement, consult with the Indemnified Party as to the terms of such settlement.  The Indemnifying Party will not, in defense of any such Claim, except with the consent of the Indemnified Party, which consent shall not be unreasonable withheld, consent to the entry of any judgment or enter into any settlement which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect thereof.  After notice to the Indemnified Party of the Indemnifying Party’s election to assume the defense of such Claim, the Indemnifying Party shall only be liable to the Indemnified Party for such reasonable legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof at the request of the Indemnifying Party.  As to those Claims with respect to which the Indemnifying Party does not elect to assume control of the defense, the Indemnifying Party shall be liable for all reasonable legal or other expenses incurred by the Indemnified Party in connection with the defense thereof, and the Indemnified Party will afford the Indemnifying Party an opportunity to participate in such defense at the Indemnifying Party’s own cost and expense, and will not settle or otherwise dispose of any of the same without the consent of the Indemnifying Party.  In the event an Indemnified Party does not provide an Indemnifying Party with adequate notice of a Claim for which indemnification is sought hereunder, then the Indemnifying Party shall owe the Indemnified Party no further obligation with respect to such Claim.

Section 18:  Limitations on Liability.

(a)           UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY, AN AFFILIATE OF THE OTHER PARTY, OR ANY THIRD PARTY FOR INCIDENTAL, INDIRECT, CONSEQUENTIAL, OR SPECIAL DAMAGES ARISING IN CONNECTION WITH THIS AGREEMENT, THE SCOPE, THE PROGRAM, OR ANY DOCUMENTS OR APPENDICES RELATED THERETO.  IN NO EVENT SHALL LAUREATE’S LIABILITY UNDER THIS AGREEMENT EXCEED the aggregate Service Fees received by Laureate at the time the liability in question arose, and in no event shall Customer’s liability to Laureate exceed *** Dollars ($***) ***.  These limitations of liability reflect the allocation of risk between the Parties.  The limitations specified in this Section 18 will survive expiration or termination of this Agreement.

(b)           By way of clarification, Laureate’s aggregate liability resulting from the loss, destabilization, alteration, or contamination of Drug Product of a particular Batch in crude or purified form as a result of Laureate’s breach of this Agreement, failure to comply with a master Batch Record or negligence, wherein such Drug Product is lost, destabilized, altered, or contaminated such that it cannot be used in clinical trials or cannot be placed into commerce, shall not exceed the Service Fees received by Laureate with respect to the Batch in question.

(c)           By way of clarification, Laureate’s aggregate liability in respect of any Claim by Customer shall not exceed the Service Fees paid by Customer to Laureate up through the date of such Claim.

Section 19.  Representations and Warranties.

(a)           Customer hereby represents and warrants to Laureate that it has legal title and/or a valid license to the Cell Line and Materials and that, to the best of its knowledge as of the Effective Date, Laureate’s performance in making and use of the Cell Line and Materials in performance of the Program will not violate or infringe on the patents, industrial property rights, trade secrets, trademarks, tradenames, servicemarks, copyrights, or any other intellectual property rights of any Third Party.  Customer further represents and warrants that it is and throughout the term of this Agreement shall remain entitled to supply Cell Line, Materials, and Customer Confidential Information, and Customer Know How to Laureate.

(b)           Laureate hereby represents and warrants that it has legal title and/or a valid license to use Laureate Confidential Information and Laureate Know How in performing the Program, and that to the best of its knowledge as of the Effective Date, Laureate’s use of Laureate Confidential Information and/or Laureate Know How in performing the Program will not violate or infringe on the patents, industrial property rights, trade secrets, trademarks, tradenames, servicemarks, copyrights, or any other intellectual property rights of any Third Party.

(c)           Customer will notify Laureate immediately if Customer becomes aware that it is no longer entitled to supply the Cell Line, Materials, Customer Confidential Information, or Customer Know How to Laureate or that the use by Laureate of such materials and/or information infringes or is alleged to infringe any rights (including any intellectual or industrial property rights) vested in any Third Party.

(d)           Laureate will notify Customer immediately if Laureate becomes aware that Customer’s practice of the Process or Process Invention infringes or is alleged to infringe any rights (including any intellectual or industrial property rights) vested in any Third Party.

(e)           Customer hereby represents to Laureate that the Customer has performed all testing required by Laureate to assure that the Materials and Cell Line are safe, stable, and effective, and are and will be in compliance with all federal, state, and local laws and regulations required for use, distribution, and testing of such materials and that such materials pose no environmental risk.

(f)            Laureate hereby represents and warrants that it will perform or have performed all testing specified by Customer with respect to the Cell Line and in accordance with Customer’s written instructions.

(g)           Customer hereby represents and warrants to Laureate that any technical or regulatory information or documentation supplied by Customer or on its behalf to Laureate (including, but not limited to, process details, analytical methods, Specifications, development reports, technology transfer documents, plans, engineering documents and other documents) and required for execution of the Program is accurate and suitable for its intended use

(h)           Laureate hereby represents and warrants to Customer that if the Program is successfully completed, Laureate will provide the necessary technical or regulatory information or documentation in order for Customer to practice the Process, and any Process Invention, for the production of Drug Product for human clinical use.

(i)            Each Party hereby represents and warrants to the other Party that it has full power and authority to enter into, deliver, and perform its obligations under this Agreement, and it has taken all action required to authorize the execution and delivery of this Agreement and to consummate the transactions contemplated hereby, and the person signing this Agreement on behalf of such Party has been duly authorized to act on behalf of and to bind such Party.

(j)            Laureate warrants and represents that (i) the Program will be performed in accordance in with standard industry custom, (ii) it will use all commercially reasonable efforts to achieve the specified deadlines for the Program, (iii) the Drug Product will meet in all material respects the Specifications set forth in the Program at the time of delivery to Customer; and (iv) that the Drug Product will be manufactured and tested, and all associated documentation will be prepare and maintained, in accordance with GMP, to the extent applicable, and Customer’s written instructions.

(k)           THE EXPRESS WARRANTIES OF LAUREATE SET FORTH IN SECTION 19 ARE IN LIEU OF ALL CONDITIONS, WARRANTIES, AND STATEMENTS IN RESPECT OF THE PROGRAM AND/OR THE DRUG PRODUCT, WHETHER EXPRESS OR IMPLIED BY STATUTE, CUSTOM OF THE TRADE, OR OTHERWISE, INCLUDING ANY SUCH CONDITION, WARRANTY, OR STATEMENT RELATING TO THE DESCRIPTION OR QUALITY OF THE DRUG PRODUCT UPON COMPLETION OF LAUREATE’S SERVICES, ITS FITNESS FOR A PARTICULAR PURPOSE, OR USE UNDER ANY CONDITIONS, WHETHER OR NOT KNOWN TO LAUREATE, AND THAT ANY SUCH CONDITION, WARRANTY, OR STATEMENT IS EXCLUDED FROM THIS AGREEMENT.

Section 20.  Force Majeure.  Either Party shall be excused from performing its respective obligations under this Agreement if its performance is delayed or prevented by any event beyond such Party’s reasonable control, including, but not limited to, acts of God, fire, explosion, weather, disease, war, terrorism, insurrection, civil strife, riots, government action, or power failure, provided that such performance shall be excused only to the extent of and during such disability.  Any time specified for completion of performance in the Scope falling due during or subsequent to the occurrence of any or such events shall be automatically extended for a period of time reasonably necessary to recover from such disability.  Laureate will promptly notify Customer if, by reason of any of the events referred to herein, Laureate is unable to meet any such time for performance specified in the Scope.  If any part of the Program is invalid as a result of such disability, Laureate will, upon written request from Customer, but at Customer’s sole cost and expense, repeat that part of the Program affected by the disability.

Section 21.  Use of Names.  Each party shall be permitted to use the name and logo of the other Party in the promotion of its business.  Usage shall be permitted for (i) promotional purposes, (ii) sales and marketing materials, (iii) web sites, and (iv) other customary business uses agreed to by the Parties.  Without the consent of the other Party, such usage shall be limited to general factual statements concerning the relationship between Laureate and Customer, including, without limitation, that Laureate and Customer have entered into an agreement for the provision of production, purification, and aseptic filling services to Customer, but shall not include any financial terms.

Section 22.  Term; Termination.

(a)           This Agreement shall commence on the Effective Date and shall continue in full force and effect until December 31, 2007, unless earlier terminated in accordance with the other provisions of this Agreement.  Customer shall also have the right to terminate this Agreement and the Program with immediate effect, upon notice to Laureate, upon the occurrence of any of the events specified in Section 2(b), Section 6(b), Section 8(b) (Modification initiated by Laureate), or Section 15(a), in which event Laureate shall immediately cease performance hereunder, and upon presentation by Laureate to Customer

***CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

of a final invoice for non-cancelable obligations and other payments then due in accordance with Appendix 7 for services already provided pursuant to the Scope (the “Final Invoice”), Customer will, within thirty (30) days after receipt of the Final Invoice, pay to Laureate those amounts invoiced for non-cancelable obligations incurred by Laureate prior to Customer’s notice of termination, it being understood and agreed that Customer shall have no further payment obligation to Laureate hereunder and that Customer may, at its option, apply any amounts advanced to Laureate but not applied to the payment of such non-cancelable obligations, if any; and provided further that Laureate shall refund to Customer the balance of any advance(s) not then applied.   Additionally, (i) up until ten (10) business days after *** in accordance with Section ***, above, Customer shall have the right to terminate this Agreement for any reason, effective ***, and (ii) after *** in accordance with Section ***, above, Customer shall have the right to terminate this Agreement for any reason and at any time prior to completion of the Program by giving ninety (90) days written notice to Laureate, in which event Laureate shall comply with such notice and terminate work on the Program as soon as practicable, and use its commercially reasonable efforts to complete all activities underway and reduce cost to Customer, and ***.  For purposes of clarification, *** is applicable for any early termination of this Agreement except for terminations made pursuant to Section ***, Section ***, Section ***, and Section ***.

(b)           The termination of this Agreement for any reason shall not relieve either Party of its obligation to the other Party for obligations in respect of (i) compensation for services performed prior to receipt of notice of termination (Section 7, Section 8, Section 22 and Appendix 7), (ii) confidentiality of information (Section 9), (iii) inventions and patents (Section 11), (iv) insurance (Section 13), (vi) indemnification (Section 17), and (vii) consents for advertising purposes and publications (Section 21).  In addition, any provision that, by it nature, is intended to survive expiration or termination hereof, shall survive.

Section 23.  Assignment.  This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party; provided, however, either Party may, without such consent, assign this Agreement (i) in connection with the transfer or sale of all or substantially all of the assets of such Party or, in the case of Customer, the Cell Line, Drug Substance, or Drug Product; (ii) in the event of the merger or consolidation of a Party hereto with another company; or (iii) to any Affiliate of the assigning Party.  Any purported assignment in violation of the preceding sentence shall be void.  Any permitted assignee shall assume all obligations of its assignor under this Agreement, provided however that if Customer assigns this Agreement to an Affiliate, the Customer shall continue to remain obligated under this Agreement.

Section 24.  Notice.

(a)           All notices to be given as required in the Agreement shall be in writing and may be delivered personally, or mailed either by a reputable overnight carrier with required receipt signature or certified mail, postage prepaid to the Parties at the addresses set forth above or at such other address as either Party may provide by written notice to the other Party in accordance with the provisions of this Section 25. Such notice shall be effective: (i) on the date sent, if delivered personally or by facsimile (receipt of which is confirmed); (ii) the date after delivery if sent by overnight carrier; or (iii) on the date received if sent by certified mail.

If to Customer

Lpath, Inc.

6335 Ferris Square

San Diego, CA 92121

Attn:   President & CEO

Telefax:  858-678-0900

If to Laureate

Laureate, Inc.

201 College Road East

Princeton, NJ 08540

Attn:  Robert J. Broeze, Ph.D., Chief Executive Officer

Telefax:  (609) 520-3963

With a copy to:

Safeguard Scientifics, Inc.

800 The Safeguard Building

435 Devon Park Drive

Wayne, PA  19087

Attn:   Legal Department

Fax:  (610) 975 - 0261

Section 25.  Choice of Law.  This Agreement, and all matters arising directly or indirectly hereunder, shall be governed by, and construed in accordance with the laws of the State of New Jersey.

Section 26.  Headings.  The heading of each paragraph of this Agreement is for descriptive purposes only and shall not be deemed to modify or qualify any of the provisions, rights, or obligations set forth in this Agreement.

Section 27.  Waiver/Severability. No waiver of any provision of this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or be construed as a further or continuing waiver of any such provision, or of any other provision or condition of this Agreement.  The invalidity of any portion of this Agreement shall not affect the validity, force, or effect of the remaining portions of this Agreement.  If it is ever held that any provision hereunder is too broad to permit enforcement of such provision to its fullest extent, such provision shall be enforced to the maximum extent permitted by law.

Section 28.  Entire Agreement; Modification/Counterparts.  This document (and the Scope and Appendices attached hereto) sets forth the entire Agreement between the Parties hereto with respect to the performance of the Program by Laureate for Customer and as such, supersedes all prior and contemporaneous negotiations, agreements, representations, understandings, and commitments with respect thereto and shall take precedence over all terms, conditions, and provisions on any purchase order form or form of order acknowledgment or other document purporting to address the same subject matter.  This Agreement shall not be waived, released, discharged, changed, or modified in any manner except by an instrument signed by the duly authorized officers of each of the Parties hereto, which instrument shall make specific reference to this Agreement and shall express the plan or intention to modify same.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  In the event of any conflict between this Agreement and the Scope, as it may be modified as provided herein, the terms of this Agreement shall control.  For purposes of execution, facsimile signatures shall be deemed originals.

This Agreement becomes effective and binding on both Parties as of the Effective Date.  Should terms contained herein be at variance with the terms and conditions specified in Customer’s written acceptance, then the terms and conditions contained herein take precedence.

LAUREATE PHARMA, INC.

By:
Name:	Robert J. Broeze, Ph.D.
Title:	President & Chief Executive Officer

LPATH, INC.

By:
Name:
Title:

APPENDIX 1

Cell Lines and Their Products

1.             “Humanized Sphingomab™”, a recombinant “humanized” monoclonal antibody specific for sphingosine-1-phosphate (S1P) for use in clinical trials as a therapeutic for diseases such as cancer and various inflammatory and cardiovascular conditions, which recombinant “humanized” monoclonal antibody constitutes the “Drug Substance” referenced in this Agreement.

2.             Other antibodies / proteins as may be agreed upon in writing by the Parties.

***CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

APPENDIX 2

Scope of Work

Materials and Information to be Provided by Customer

Customer shall provide the following information and materials to Laureate:

1.             A technology transfer information package that includes:

a.             Information about each Cell Line and Drug Substance that it produces, including results of sterility, mycoplasma, and additional adventitious agent testing and characterization of the Cell Line, to the extent such information is then available to Customer.

b.             Known information and procedures pertaining to the production, purification, impurities, testing, stability, and use of the Drug Substance, including Laureate’s product information questionnaires for “Contract Production Services,” “Contract Purification Services”, and “Aseptic Filling Services”, as appropriate for each Drug Substance.  It is understood, however, that, as of the Effective Date, Customer has not produced Drug Substance, which is a “humanized” monoclonal antibody based on Customer’s murine monoclonal Sphingomab™ antibody (“Murine Sphingomab™”).  As a result, most, if not all, information provided by Customer to Laureate re Drug Substance will be based on Murine Sphingomab™.

c.             A Material Safety Data Sheet (MSDS) for the Drug Substance or Murine Sphingomab™, as the case may be.

2.             A plasmid containing the genes encoding Drug Substance and a selectable marker.  Customer will also provide the Cell Line.  Customer will provide documentation demonstrating that it has obtained all necessary licenses for Customer and Laureate to use the selected expression system and its components.

3.             The test method for the binding ELISA, as well as other test methods developed by Customer that will be transferred to Laureate for use solely in connection with the Program.  If available, development reports for the methods will be provided.

4.             At least *** of purified Murine Sphingomab™ for use as an interim reference standard.

5.             Any other technical documents or information in the possession of or available to Customer that are required by Laureate to complete the Program.

***CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

APPENDIX 3

Scope of Work

Scope of Activities To Be Performed By Laureate

1.             Technology transfer of project information and materials.

a.     Customer will transfer to Laureate all information and materials required to initiate cell line development and to begin development of process and method development.

b.     Laureate will provide Customer with a Gantt chart of proposed timelines for studies outlined in Appendix 3.

2.             Cell line transfection.

a.     ***.  Select a lead clone.

b.     Evaluate the growth and productivity of the clone under the following conditions:

(i)            Batch culture, continue culture until cell viability is ***.  Determine antibody titer, antibody potency, cell count, and cell viability daily.

(ii)           Batch culture, change media and suspend cells in fresh media daily, continue culture until cell viability is ***.   Determine antibody titer, antibody potency, cell count, and cell viability daily.

(iii)          ***.  Continue culture***.  Run may be stopped earlier if good growth and antibody productivity is not achieved or sustained.  Determine antibody titer, antibody potency, cell count, and cell viability daily.

(iv)          ***, continue culture until cell viability is less then ***, with the duration of the culture***.  Determine antibody titer, antibody potency, cell count, and cell viability daily.

3.             Cell Line Development

a.             Assist Customer in transfecting *** or *** cell lines, as specified by Customer, with plasmid DNA containing the Drug Substance genes and a selectable marker, such a *** or ***. Carry out***.

b.             Screen and select clones for good growth and productivity, as well as antibody potency, as determined by ELISA.

c.             Select and expand approximately *** clones.  Evaluate growth and productivity in shake flask cultures.  Screening will also include antibody potency, as determined by ELISA.

d.             Select *** lead clones and evaluate growth and productivity in commercially available serum-free media.  Screening will also include antibody potency, as determined by ELISA.

e.             Select *** lead clones and a cell culture medium; evaluate stability of each of the *** clones for 50 generations.  Screening will also include antibody potency, as determined by ELISA.

f.              Select a lead clone, based on double time, productivity and stability.  Arrange pre-bank testing, creation of a master cell bank, and testing of the master cell bank.

g.             Provide updates on the progress of this aspect of the Program from time to time, as mutually agreed upon and scheduled by Laureate and Customer, and provide a final written report to Customer detailing the creation and development of the above-referenced cell lines. If the above activities 3(a)-(f) do not yield a lead clone demonstrating good growth, productivity, and antibody potency, Laureate will *** with respect thereto in an effort to obtain a lead clone demonstrating good growth, productivity, and antibody potency.

***CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

4.             Bioreactor Process Development (selection of engineering platform to be based upon results obtained pursuant to conducting the studies referenced in activity 2, above, of this Appendix 3)

a.             Evaluate growth and productivity of the lead clone ***, with control of pH, temperature, dissolved oxygen, and agitation.  Evaluation to include antibody potency, as determined by ELISA.

b.             Develop a commercially reasonable, scalable fed batch production process by optimizing the times and amounts of feed addition.  Evaluation to include antibody potency, as determined by ELISA.

c.             Evaluate and optimize a temperature shift in order to increase Drug Substance production.  Evaluation to include antibody potency, as determined by ELISA.

d.             Complete *** runs *** and *** runs *** in order to demonstrate reproducibility and initial scalability of the selected process.  Evaluation to include antibody potency, as determined by ELISA.

e.             Provide updates on the progress of this aspect of the Program from time to time and provide a final written report to Customer detailing the bioreactor process and its development.

5.             Purification Process Development

a.             Develop a commercially reasonable, scalable process for the purification of Drug Substance from the bioreactor harvest that optimizes product recovery and results in a product that meets target specifications for product purity, activity, and viral clearance.  Evaluation to include antibody potency, as determined by ELISA.

b.             Write and carry out a protocol for validation of viral clearance; provide same to Customer.  The study, using a scaled-down process, will be carried out at a third party contract virus testing facility, such as Charles River Laboratories.

6.             Analytical method transfer and qualification

a.             Qualify all test methods by demonstrating that the methods meet mutually agreed upon performance requirements.  Performance requirements and assays will be described in an “Assay Transfer and Qualification Protocol”, which Laureate will develop in consultation with Customer.  The following test methods will be qualified: SDS-PAGE, IEF, SE-HPLC, endotoxin, binding ELISA, host cell protein (HCP) ELISA, and Protein A ELISA.

b.             Provide a final written report to Customer describing the results of the qualification.

c.             Outsource other required Drug Substance testing, with the understanding that Customer will have the first option to provide any such required Drug Substance testing.

7.             Formulation Development and Stability Study

a.             Develop and carry out a protocol to evaluate the effect of pH, buffers, salts, and excipients on Drug Substance potency, integrity, and stability.  Evaluate the effect of elevated temperature and agitation on Drug Substance integrity.  Carry out a 6-week study of formulations selected by the Parties.  Describe the formulations and results in a detailed final written report, to be provided to Customer.

8.             Production of Drug Substance for non-clinical studies

a.             Perform a non-cGMP production run in ***, and purify the Drug Substance from the harvest.

b.             Analyze purified Drug Substance using the following methods: pH, appearance, protein concentration, SDS-PAGE, IEF, SE-HPLC, activity ELISA, HCP ELISA, Protein A ELISA, and endotoxin.  Results will be shared in writing with Customer.  Other analysis may be required and will be outsourced, with the understanding that Customer will have the first option to provide any such required Drug Substance testing.

***CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

9.             Process scale-up and Engineering Run

a.             Write specifications, standard operating procedures, and master batch records required for the process; provide same to Customer.

b.             Order, receive, and release materials required for the process.

c.             Perform an engineering production run in the 200 L bioreactor and purify the antibody from the harvest.

d.             Analyze Drug Substance using the following methods: pH, appearance, protein concentration, SDS-PAGE, IEF, SE-HPLC, activity ELISA, HCP ELISA, Protein A ELISA, and endotoxin.  Results will be shared in writing with Customer.  Other analysis may be required and will be outsourced, with the understanding that Customer will have the first option to provide any such required Drug Substance testing.

e.             Material may be used for stability studies, toxicology study, viral clearance validation, or other non-clinical studies.

f.              If requested, aseptically fill Drug Substance to make Drug Product.

10.           Clinical material production (cGMP)

a.             Production and purification at the *** to meet Customer requirements for Drug Substance.

b.             Aseptic filling of Drug Product.

c.             Release testing of Drug Substance and Drug Product.

11.           Stability studies of bulk Drug Substance and vialed Drug Product

a.             Stability studies by protocol agreed to by Customer.

b.             Stability data summarized at each time point and described in a detailed written report provided to Customer at the end of each study.

Activities Not Included in Scope: Arrangement of transportation and carrier insurance of bulk or vialed Drug Substance or Drug Product to Customer.

Laureate Deliverables

(i)            During the performance of the Program, Laureate will provide Customer with at least *** viable aliquots of any cell line adapted by Laureate for production of Drug Substance using the Process.

(ii)           During the performance of the Program, Laureate will provide Customer with secure online access to information generated in the course of performing the Program in accordance with such procedures as are customary with other Laureate customers.

(iii)          Within ten (10) days after the end of each calendar month during the performance of the Program, Laureate will provide Customer with all data relevant to the optimization or production of Drug Substance using the Process, in electronic and paper forms reasonably acceptable to Customer.

(iv)          Laureate will provide Customer with at least three (3) samples of conditioned medium, each in triplicate, for in-process testing, which samples will be taken during the course of each scale-up, engineering, or production run performed in accordance with activity 3, 4, 8, 9, or 10, of this Appendix 3 in respect of making Drug Substance using the Process. Laureate will inform Customer of antibody potency results and of any excess cell supernatant during the periodic teleconferences to be conducted between the Parties during the conduct of the Program.  Customer has the option to request shipment of supernatant to Customer for internal analysis.  Customer will supply a FedEx account number to support shipment of biological materials to Customer or its designee.

(v)           Laureate will promptly provide Customer with copies of the Batch Record for each lot of Drug Substance produced using the Process.

(vi)          At the conclusion of the Program or such other time as indicated, Laureate will provide Customer the following:

1.             at Customer’s request and expense, at the conclusion of the cell line development phase for any Cell Line (activity 3, above), or such later time as Customer may request, a master cell bank of viable aliquots of the cell line that Laureate and Customer select as the optimum Drug Substance producer (i.e., the Cell Line), in such quantity as is reasonable; and

2.             such additional documentation as Customer may reasonably request in order for Customer to prepare a complete regulatory information package needed to support Customer’s  clinical trial application and such other submissions Customer may elect to make for regulatory review and approval in respect of the Drug Product.

Each Party providing data, information, and reports shall provide the same in hard copy and electronic versions, in each instance in a form acceptable to the other Party.

APPENDIX 4

Testing to be Provided by Laureate

Cell Line: Review of Certificate of Analysis and supporting documentation provided by Customer and testing vendors.

Materials:

1.             Review of information or Certificate of Analysis provided by Customer or its testing vendor

2.             Identity testing as appropriate

Bulk Drug Substance: As agreed by the Parties

Filled Vials: As agreed by the Parties

***CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

APPENDIX 5

Approved Subcontractors and Services

Subcontractor	Service Provided
***	Sterility, analytical, and bioburden testing
***	Testing, Cell Banking, Viral Clearance Studies
***	Testing, Cell Banking, Viral Clearance Studies

***CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

APPENDIX 6

Access and Audits

1.             Access to production areas:

During the course of the Program, Laureate will arrange Customer access to the Facility, manufacturing floor, and its subcontractors’ facilities.  Laureate escort will be assigned and will accompany the Customer’s representative(s) at all times while in controlled areas of the Facility. During this time it is critical that the Customer:

a.             Follows all GMP / access / gowning / safety procedures as directed by Laureate personnel.

b.             Does not touch or operate any equipment in the production area.

c.             Does not direct manufacturing personnel.  Suggestions or recommendations may be made to an area manager or director.

d.             Does not remove any documentation or in-process data.  Requests for documentation must be made in writing to an area manager or Director.  Any documentation provided in this fashion will be tracked by the area Director.

e.             Makes all requests for additional immediate in-process sampling, in writing to the area Manager or Director with full justification, prior to sampling.

f.              Does not enter areas where production is ongoing for another customer.

g.             Does not take any photos inside any Laureate facility.  Laureate can provide digital photographs as appropriate.

h.             Lack of adherence to these very basic guidelines will result in immediate loss of access to production areas.

2.             GMP Audits:

a.             Within ninety (90) days after the Effective Date, and then once per calendar year thereafter, Laureate will support 1 (one) GMP audit during an active contract.

b.             The audit may be performed by Customer or by a Third Party, with Third Party costs being at the sole expense of the Customer.  A maximum of  auditors / Customer participants will be allowed to take part in the actual audit, due to space limitations and dedicated Laureate personnel availability.

c.             Dates for the audit must be arranged and agreed with Laureate a minimum of one month prior to the audit.   Laureate reserves the right to make final approval of audit dates, based on availability of the facility and appropriate Laureate personnel.

d.             Three weeks before the audit occurs, a list of areas / topics to be covered in the audit will need to be received by Laureate. This will allow Laureate to ensure appropriate Laureate personnel availability during the audit, while also ensuring minimal impact to programs in production for other customers.

e.             No access will be allowed into areas where production is underway for another customer.

f.              Any audit observations being sent to Laureate for review or response must be provided by the Customer, not directly from a Third Party auditor.  Laureate will formally respond to audit findings within 45 days.

g.             ll audit observations are confidential, covered in the confidentiality agreement between Laureate and the Customer, and may not be shared with any other party without express written permission.  All Third Party auditors must also sign confidentiality agreements with Laureate confirming adherence to this condition and may not share their findings beyond the Customer who contracts the audit, without express written permission from Laureate.

***CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

APPENDIX 7

Service Fees and Payment Schedule

Service	Price**	Payment Terms*
Cell Line Development •Variant 1 Cell Line •Variant 2 Cell Line	$*** $***	• ***

Evaluation of potential *** cell line inhibition by Spingomab produced by the *** cell line. Includes transfection, selection of a clone and evaluation in suspension and perfusion hollow-fiber cell culture

	$***	• ***
Bioreactor Process Development	$***	• ***
Purification Process Development	$***	• ***
Analytical Method Transfer and Qualification	$***	• ***
Formulation Development and Stability Study	$***	• ***
Arrange creation and testing of Master Cell Bank	$***	• ***
Non-GMP *** production 2 x 100 L and one purification from combined harvest	$***	• ***reservation fee to schedule production timeslot • *** due upon *** • *** due upon ***
Preparation of cGMP production documents (specifications, SOPs, batch records) (4 weeks)	$***	• ***

Engineering and 200 L bioreactor production and purification (Non-cGMP). Note: Laureate offers its clients this price for a pilot run when scheduled together with cGMP production run. Pilot run will take place in the cGMP facility using the same equipment and staff as will be used for the cGMP run.

	$***	• ***reservation fee to schedule production timeslot • *** due upon *** • *** due upon ***
Viral clearance validation. 2 viruses, 4 process steps. Includes labor provided by Laureate. Does not include pricing from contract lab. ***	$***/***	• ***
cGMP 2000 L production, purification	$***/***	• ***reservation fee to schedule production timeslot • *** due upon *** • *** due upon ***
Quality Control release testing of bulk drug substance	$***/ lot	• ***

***CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

One-time product-specific filling set-up charge, including documentation.	$***	• ***
Media Fill, if non-qualified vial requested, standard quantity is 3000 vials	$***	• ***
Aseptic filling of product into vials. 100% visual inspection of filled vials and packaging of filled vials into trays.	$***for up to 1,000 vials $***for 1,001 to 5,000 vials $***for 5,001 to 10,000 vials	• ***reservation fee to schedule production timeslot • *** due upon *** • *** due upon ***
Quality Control release testing of vialed product	$***/ lot	• To be determined
Other services (e.g. stability studies, regulatory support, validation studies, tech transfer to an alternative commercial CMO)	To be determined	• To be determined

* Notes:

•                  Payment terms of ***.

•                  Cost for Process Consumables and supplies are included in above pricing, except for columns and resins, filters and membranes, which are Product-Dedicated Equipment shall be paid for by Customer and become the property of Customer.

•                  Outsourced activities provided by a third party subcontractor of Laureate, including any required contract testing services (e.g., sterility, bioburden), will be billed ***.

•                  Any cells brought into Laureate’s developmental facility must have documentation to show that the cells are sterile and free of mycoplasma. For cells to enter the Facility, they must meet the most recent “Points to Consider” FDA guidelines for cell lines used to produce products for human use.

•                  Charges for any required outside testing beyond that listed are not included. Outsourced activities, including any required contract testing services, will be billed ***.

**  Indicates that the ***, other than as provided in Section ***.

**  If the *** by Laureate, Customer shall be *** at the ***, as provided in Section ***, above.

***CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

APPENDIX 8

Shipping

1.             The shipment and timely arrival of samples, Drug Product, Drug Substance, and other materials that Laureate produces and stores for Customer is critical to keep the Program on schedule.

2.             Laureate requires a minimum of one week notice prior to shipping (not prior to receipt at a remote location).  One week notice is reasonable for the vast majority of the shipments.  Laureate recognizes that there will be instances that will necessitate shipping materials where a one week notice is not possible.   Laureate will continue to meet those requirements; however, there will be an additional charge for shipments that need to occur with less than the one week notice.  The charges for the shipping are summarized in the table below.  Customer will be responsible for the cost of shipping and insurance.  Customer will provide contact and account information for approved shipping agent.  Customer will review and authorize shipping configuration.

3.             Prior to shipment Drug Product will be stored at Laureate under cGMP compliance conditions that will include but not be limited to the following:

Temperature controlled and monitored

Controlled access

Back-up power supply

Call out service for alarms generated outside of normal business hours

4.             Shipping Policy:

Notice Period Prior To Shipping	Shipping Charge	Additional Fee For Expedited Shipments
7 calendar days or longer	The actual costs of shipping ***	No additional fee
4 days to 6 days	The actual costs of shipping ***	An additional fee of $***.
2 days to 3 days	The actual costs of shipping ***	An additional fee of $***.
Same day shipping	The actual costs of shipping ***	An additional fee of $***.